UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 28, 2019

SJW Group
(Exact name of registrant as specified in its charter)

Delaware	001-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California		95110
(Address of principal executive offices)		(Zip Code)
(408) 279-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 1.01:	Entry into a Material Definitive Agreement.

On March 28, 2019, San Jose Water Company (the “Company”), a wholly-owned subsidiary of SJW Group, entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain affiliates of MetLife, Inc., Brighthouse Financial, Inc. and New York Life Insurance Company (collectively the “Purchasers”), pursuant to which the Company sold an aggregate principal amount of $80 million of its 4.29% Senior Notes, Series M (the “Notes”) to the Purchasers. The Notes are unsecured obligations of the Company, due on April 1, 2049. Interest is payable semi-annually in arrears on April 1st and October 1st of each year. The Note Purchase Agreement contains customary representations and warranties. The Company has agreed to customary affirmative and negative covenants for as long as the Notes are outstanding. The Notes are also subject to customary events of default, the occurrence of which may result in all of the Notes then outstanding becoming immediately due and payable. The closing occurred simultaneously with the signing of the Note Purchase Agreement.

The Notes were sold in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03:	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference in this Item 2.03.

Item 9.01:	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description of Document

10.1	Note Purchase Agreement among San Jose Water Company and Purchasers listed therein, dated March 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW GROUP

Date: March 28, 2019	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer